EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3/A, and the Prospectus included therein, of the consolidated financial statements of BabyUniverse, Inc. and subsidiaries (the “Company”) and of our report dated June 13, 2005 relating to our audit of the consolidated financial statements included in (i) the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and (ii) the Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on September 28, 2007.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Lieberman & Associates, P.A.
Fort Lauderdale, Florida
November 19, 2007